Exhibit 99.1

For Immediate Release: November 4, 2008

Bridge Capital Holdings Reports Financial Results
For the Third Quarter Ended September 30, 2008

Announces Plans for $30 Million Capital Raise
and Sale of Nonperforming Loans

San Jose, CA - November 4, 2008 - Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today its financial results for the third quarter ended September 30, 2008. The Company also announced its plans to raise equity to further strengthen its capital position and sell loans to reduce nonperforming assets.

The Company reported a net loss of $(9.2) million, or $(1.41) per diluted share, for the three months ended September 30, 2008 compared to net income of $2.8 million, or $0.40 per diluted share, for the same period last year. The net loss for the nine months ended September 30, 2008 was $(9.0) million, or $(1.38) per diluted share compared to net income of $8.2 million, or $1.18 per diluted share, for the first nine months of 2007. The losses for the third quarter and first nine months of 2008 reflect the impact of a significant increase in its provision for credit losses related to planned sales of nonperforming assets.

CEO Commentary on Third Quarter Results and Recent Developments

“Earlier this week, we reached an understanding with private investors to raise approximately $30.0 million of capital in a private placement. While the Company’s capital ratios continued to exceed the levels considered “well-capitalized” by regulatory standards, this strategy is a reflection of our commitment to making certain Bridge Capital Holdings is in the strongest possible position to navigate this uncertain economic environment,” said Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank. “We are pleased to be able to raise additional capital in the current environment and we expect to announce the terms of this transaction when they have been finalized. Maintaining a strong capital position will provide us with the flexibility to navigate the current economic environment and to capitalize on growth opportunities for well-capitalized banks in our market. On a pro forma basis, following the capital raise, the Company’s total risk-based capital ratio will be approximately 14.0%, well in excess of regulatory standards for “well capitalized” institutions.

“In addition, in response to the accelerated deterioration of economic conditions over the past several months, we have made a strategic decision to sell nonperforming loans in an amount that will significantly reduce our total nonperforming assets and improve the risk profile of the bank,” continued Mr. Myers. “The loss in the third quarter reflects the impact of this decision as we have written the loans down to a liquidation value and added significantly to our loan loss reserves. Following the completion of planned asset sales we will have reduced the level of loans in nonperforming status at September 30, 2008 to less than 2% of total loans, increased reserves to 2.59% of total loans, and reduced construction and land development loans to less than 20% of total loans.”

“We believe these steps to bolster our capital and reduce our exposure to nonperforming assets position the Company for the road ahead. We are confident that the actions we have taken to fortify our balance sheet and capital levels will position us to continue to meet the needs of our customers, capitalize on opportunities in the businesses and markets we know and build upon our foundation of diversified lending. Our core franchise remains sound.”

Third Quarter Highlights

•
Reached an understanding with private investors to raise $30.0 million of capital in a private placement to further bolster the Company’s capital position. Before the additional capital, the Company’s capital ratios exceeded “well capitalized” thresholds with total risk-based capital of 10.27%; tier 1 risk-based capital of 9.02%; and tier 1 leverage ratio of 8.44%.

•
Nonperforming loans were reduced to 2.81% of gross loans at September 30, 2008, from 3.94% at June 30, 2008 as a result of write-downs related to the decision to sell at a liquidation value. The Company recorded charges to the allowance for loan losses of approximately $15.9 million, primarily to reflect the expected impact of the sale of nonperforming loans. Completion of the anticipated sales would further reduce nonperforming loans to 1.08% of gross loans at September 30, 2008 on a pro forma basis.

•	Recorded a net loss of $(9.2) million for the third quarter of 2008 due to a $19.0 million provision to the allowance for loan losses related to the sales of nonperforming loans.

•
As a result of the provision, the Company’s allowance for loan and lease losses increased to 2.59% of gross loans which approximately doubles the coverage of nonperforming loans at September 30, 2008 to 92.0%, up from 52.4% at June 30, 2008. After completion of the strategic transactions, the allowance at September 30, 2008 would represent coverage of 244.1% of pro-forma nonperforming loans.

•
Total assets as of September 30, 2008 increased to $855.4 million or $50.1 million over total assets at June 30, 2008. Deposits of $738.7 million at September 30, 2008 increased $21.9 million over June 30, 2008. At September 30, 2008, demand deposits and core deposits continued to represent 31% and 86% of total deposits, respectively.

•	Gross loans at September 30, 2008 were $686.7 million compared to $611.2 million for the same period one year earlier.

Net Interest Income and Margin

Net interest income of $11.0 million for the quarter ended September 30, 2008 represented a decrease of approximately $1.3 million, or 11%, from $12.3 million for the same quarter one year earlier. Average earning assets of $821.2 million increased $64.0 million, or 9%, compared to $757.2 million for the same quarter in 2007. The Company’s loan-to-deposit ratio, a measure of leverage, averaged 92.41% during the quarter ended September 30, 2008, which represented an increase compared to an average of 83.54% for the same quarter of 2007. The increase was a result of faster loan growth relative to deposit funding.

For the nine months ended September 30, 2008, net interest income of $34.7 million decreased $467,000, or 1%, from $35.2 million for the first nine months of 2007. Average earning assets of $772.8 million increased $71.0 million, or 10%, compared to $701.8 million for the same period in 2007. The Company’s loan-to-deposit ratio for the nine months ended September 30, 2008 was 95.73%, an increase compared to an average of 86.52% for the nine months ended September 30, 2007 reflecting faster loan growth relative to deposit funding.

Changes in short-term interest rates also impact growth in net interest income as the interest rate earned on a majority of the Company’s assets, specifically the loan portfolio, adjust with changes in short-term market rates. As such, the nature of the Company’s balance sheet is that, over time as short-term interest rates change, income on interest earning assets has a greater impact on net interest income than interest paid on liabilities. The Company’s prime rate averaged 5.00% and 5.43% in the quarter and nine months ended September 30, 2008, respectively, compared to 8.18% and 8.23% in the same periods, respectively, one year earlier.

The Company’s net interest margin for the quarter ended September 30, 2008 was 5.32% compared to 6.46% for the same period in 2007. The decline was primarily the result of lower short term interest rates and interest reversed or foregone in connection with nonaccrual loans offset, in part, by income from interest rate hedges. During the quarter ended September 30, 2008, the net settlement from interest rate hedges contributed $550,000 to support net interest income compared to a loss of $92,000 for the quarter ended September 30, 2007.

The Company’s net interest margin for the nine months ended September 30, 2008 was 6.01% compared to 6.71% for the same period one year earlier primarily due to a decrease in short term interest rates and an increase in nonaccrual loans offset, in part, by an increase in income from interest rate hedges. During the nine months ended September 30, 2008, the net settlement from interest rate hedges contributed $1.5 million to support net interest income compared to a loss of $296,000 for the same period in 2007.

Non-Interest Income

The Company’s non-interest income for the quarter and nine months ended September 30, 2008 was $2.0 million and $5.3 million, respectively, compared to $1.4 million and $5.3 million, respectively for the same periods one year ago. For the quarter and nine months ended September 30, 2008 international fee income was $594,000 and $1.4 million, respectively, compared to $174,000 and $434,000, respectively, for the same periods in 2007. Additionally, included in non-interest income for the quarter and nine months ended September 30, 2008 was a hedge accounting adjustment of $151,000 and $603,000, respectively, pertaining to the Company’s interest rate hedges, and the recognition of gains on the sale of securities of $413,000 and $711,000, respectively.

During the quarter and nine months ended September 30, 2008, the Company sold SBA loans totaling $2.9 million and $20.3 million, respectively, compared to $20.3 million and $75.0 million, respectively, for the same periods in 2007. The loans sold during the first nine months of 2007 included $11.3 million of un-guaranteed loans which resulted in an additional $1.2 million of non-interest income from the gain on sale for that period.

Net interest income and non-interest income comprised total revenue of $12.9 million for the three months ended September 30, 2008 compared to $13.8 million for the same period one year earlier, representing a decrease of $825,000, or 6%. For the nine months ended September 30, 2008, total revenue of $40.1 million compared to $40.6 million for the same period of 2007.

Non-Interest Expense

Non-interest expense was $9.8 million and $28.1 million for the quarter and nine months ended September 30, 2008, respectively, compared to $8.7 million and $25.0 million, respectively for the same periods in 2007. The increase in non-interest expense was primarily due to an increase in salary and benefits expense associated with the Company’s expansion. Salary and benefits expense for the quarter ended September 30, 2008 was $5.9 million, an increase of $329,000 over $5.5 million in the same period of 2007. Salary and benefits expense for the nine months ended September 30, 2008 was $17.4 million, an increase of $1.6 million over $15.8 million in the same period of 2007. As of September 30, 2008 the Company employed 170 full-time equivalents (FTE) compared to 164 FTE on the same date one year earlier.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 75.74% and 69.98% for the quarter and nine months ended September 30, 2008, respectively, compared to 63.30% and 61.63%, respectively for the same periods one year earlier.

Balance Sheet

Bridge Capital Holdings reported total assets at September 30, 2008 of $855.4 million, compared to $789.9 million at September 30, 2007, representing growth of $65.5 million, or 8%.

The Company reported total gross loans outstanding at September 30, 2008 of $686.7 million, which represented an increase of $75.5 million, or 12%, over $611.2 million as of September 30, 2007. The growth in the loan portfolio was primarily centered in commercial and industrial loans and commercial real estate loans. In addition, as of September 30, 2008, 61% of the loan portfolio consisted of non-real estate loans.

The Company’s total deposits were $738.7 million as of September 30, 2008, compared to total deposits of $702.8 million as of September 30, 2007. The increase in deposits represented growth of $35.9 million, or 5%, compared to September 30, 2007. As of September 30, 2008, demand deposits and core deposits continued to represent 31% and 86% of total deposits, respectively.

For the quarter and nine months ended September 30, 2008, the Company’s return on average assets was (4.27)% and (1.48)%, respectively, and compared to 1.36% and 1.46%, respectively, for the same periods one year earlier. For the quarter and nine months ended September 30, 2008, the Company’s return on average equity was (54.48)% and (17.69)%, respectively, and compared to 19.02% and 20.20%, respectively for the same periods in 2007. Return on average equity for the third quarter and nine months ended September 30, 2008 was reduced, in part, by the impact of appreciation in the value of interest rate hedges to approximately $4.8 million which increased average other comprehensive income by approximately $2.2 million and $2.6 million, respectively.

Credit Quality

The allowance for loan losses was $17.8 million, or 2.59% of total loans, at September 30, 2008, compared to $8.0 million, or 1.31% of total loans, at September 30, 2007. The provision for credit losses for the three and nine months ended September 30, 2008 was $19.0 million and $27.6 million, respectively, compared to $475,000 and $1.7 million, respectively, for the same periods in 2007.

Nonperforming assets at September 30, 2008 consisted of thirteen lending relationships totaling $19.3 million that were on non-accrual status and determined to be impaired based upon the criteria set forth in SFAS No. 114, undeveloped land valued at $658,000 categorized as “other real estate owned”, and one commercial property valued at $204,000 categorized as “other real estate owned”.

During the third quarter of 2008, in part as the result of decisions to effect strategic transactions to reduce nonperforming loans, the Company charged-off $15.9 million of loss exposure. As a result, there no longer was an indicated potential loss exposure pertaining to nonperforming loans and no impairment reserves were required to be included in the allowance for credit losses.

The Company’s loan charge-offs of $15.9 million during the third quarter ended September 30, 2008 compared to $312,000 for the same period one year earlier. The Company recognized $34,000 in loan recoveries and $250,000 in loan recoveries for the three months ended September 30, 2008 and 2007, respectively.

“We are taking decisive steps to proactively respond to a challenging and rapidly changing economic environment,” said Thomas A. Sa, Executive Vice President and Chief Financial Officer of Bridge Capital Holdings and Bridge Bank. “Upon completion of our planned asset sales and capital raise in the fourth quarter of 2008, we will be in a strong position with reserves of over 2.6% of total loans and total risk-based capital approaching 14%.”

Capital Adequacy

At September 30, 2008, shareholders’ equity totaled $57.7 million, which included approximately $2.2 million in other comprehensive income as the result of increased value of interest rate hedges. Shareholders’ equity at September 30, 2008 compared to $60.0 million on the same date one year earlier. The Company’s total risk-based capital ratio, tier one capital ratio, and leverage ratio of 10.27%, 9.02%, and 8.44%, respectively, all exceeded the regulatory standards for “well-capitalized” institutions of 10.00%, 6.00%, 5.00%, respectively.

Conference Call and Webcast

Management will host a conference call tomorrow, November 5, 2008 at 9:00 a.m. Eastern time/6:00 a.m. Pacific time to further discuss the Company’s financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 800.891.6020 from the United States, or 702.696.4830 from outside the United States, and entering reservation code 70438459. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.bridgebank.com.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing 800.642.1687 from the United States, or 706.645.9291 from outside the United States, and entering reservation code 70438459. A webcast replay will be available for 90 days.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK. For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Bridge Bank, N.A. is Silicon Valley’s full-service professional business bank. The Bank is dedicated to meeting the financial needs of small, middle market, and emerging technology businesses. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. For additional information, visit the Bridge Bank website at http://www.bridgebank.com.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Administrative Officer, Chief Financial Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements describe future plans, strategies and expectations, such as, for example, the Company’s plans to divest itself of non-performing assets, to sell convertible preferred shares and expectations regarding capital ratios. Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Company, the banking industry and general economic conditions. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company’s ability to reach definitive agreements regarding and to subsequently complete the sales of nonperforming assets and convertible preferred shares, the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q on file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

-Financial Tables Follow-

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in Thousands)

	Three months ended			Nine months ended
	09/30/08	06/30/08	09/30/07	09/30/08	09/30/07

INTEREST INCOME
Loans	$13,632	$14,248	$15,585	$43,107	$45,202
Federal funds sold	512	146	1,138	835	2,415
Investment securities available for sale	69	518	904	1,204	2,324
Other	45	36	-	81	-
Total interest income	14,258	14,948	17,627	45,227	49,941

INTEREST EXPENSE
Deposits:
Interest-bearing demand	3	3	10	10	33
Money market and savings	2,083	1,997	3,984	6,662	10,609
Certificates of deposit	894	941	1,039	2,923	3,307
Other	291	283	262	889	782
Total interest expense	3,271	3,224	5,295	10,484	14,731

Net interest income	10,987	11,724	12,332	34,743	35,210
Provision for credit losses	19,000	6,200	475	27,570	1,675
Net interest income after provision for credit losses	(8,013)	5,524	11,857	7,173	33,535

NON-INTEREST INCOME
Service charges on deposit accounts	327	258	166	814	497
Gain on sale of SBA loans	87	186	363	556	2,986
Other non-interest income	1,541	1,271	906	3,971	1,859
Total non-interest income	1,955	1,715	1,435	5,341	5,342

OPERATING EXPENSES
Salaries and benefits	5,859	5,912	5,530	17,421	15,796
Premises and fixed assets	1,163	1,156	1,173	3,424	3,149
Other	2,780	2,443	2,012	7,204	6,046
Total operating expenses	9,802	9,511	8,715	28,049	24,991

Income before income taxes	(15,860)	(2,272)	4,577	(15,535)	13,886
Income taxes	(6,655)	(945)	1,825	(6,525)	5,707

NET INCOME	$(9,205)	$(1,327)	$2,752	$(9,010)	$8,179

EARNINGS PER SHARE
Basic earnings per share	$(1.41)	$(0.20)	$0.43	$(1.38)	$1.28
Diluted earnings per share	$(1.41)	$(0.20)	$0.40	$(1.38)	$1.18
Average common shares outstanding	6,533,545	6,492,647	6,397,140	6,487,200	6,369,991
Average common and equivalent shares outstanding	6,533,545	6,861,043	6,947,833	6,487,200	6,923,726

PERFORMANCE MEASURES
Return on average assets	-4.27%	-0.66%	1.36%	-1.48%	1.46%
Return on average equity	-54.48%	-7.70%	19.02%	-17.69%	20.20%
Efficiency ratio	75.74%	70.77%	63.30%	69.98%	61.63%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)

	09/30/08	06/30/08	03/31/08	12/31/07	09/30/07

ASSETS
Cash and due from banks	$21,286	$31,458	$25,138	$27,440	$19,076
Federal funds sold	113,735	12,765	16,880	13,395	70,155
Interest-bearing deposits	4,915	5,606	-	-	-
Investment securities available for sale	101	28,879	46,823	55,482	66,071
Loans:
Commercial	286,793	292,731	271,390	272,660	264,360
SBA	69,921	64,596	61,472	56,945	63,205
Real estate construction	97,255	99,712	85,522	85,378	83,030
Land and land development	41,136	58,863	60,783	56,196	58,938
Real estate other	130,845	132,341	128,134	114,846	85,500
Factoring and asset-based lending	50,006	46,819	53,108	57,662	43,942
Other	10,767	12,048	10,898	9,042	12,231
Loans, gross	686,723	707,110	671,307	652,729	611,206
Unearned fee income	(1,817)	(2,071)	(1,664)	(1,856)	(1,616)
Allowance for credit losses	(17,764)	(14,608)	(10,978)	(8,608)	(8,003)
Loans, net	667,142	690,431	658,665	642,265	601,587
Premises and equipment, net	5,044	5,093	5,045	5,005	4,618
Accrued interest receivable	3,217	3,325	4,074	4,400	4,748
Other assets	39,967	27,795	28,381	26,845	23,622
Total assets	$855,407	$805,352	$785,006	$774,832	$789,877

LIABILITIES
Deposits:
Demand noninterest-bearing	$223,843	$229,329	$200,567	$198,641	$201,133
Demand interest-bearing	4,224	4,439	4,587	5,350	4,271
Money market and savings	404,212	386,332	386,369	372,923	418,503
Time	106,460	96,714	97,719	94,442	78,943
Total deposits	738,739	716,814	689,242	671,356	702,850

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Other borrowings	30,000	-	-	10,000	-
Accrued interest payable	274	224	190	210	298
Other liabilities	11,176	4,605	9,176	10,655	9,187
Total liabilities	797,716	739,170	716,135	709,748	729,862

SHAREHOLDERS' EQUITY
Common stock	39,139	38,703	38,040	37,697	36,888
Retained earnings	16,399	25,604	26,931	25,409	22,722
Accumulated other comprehensive (loss)	2,153	1,875	3,900	1,978	405
Total shareholders' equity	57,691	66,182	68,871	65,084	60,015
Total liabilities and shareholders' equity	$855,407	$805,352	$785,006	$774,832	$789,877

CAPITAL ADEQUACY
Tier I leverage ratio	8.44%	10.26%	10.52%	10.66%	10.20%
Tier I risk-based capital ratio	9.02%	10.12%	10.47%	10.54%	10.68%
Total risk-based capital ratio	10.27%	11.37%	11.72%	11.67%	11.80%
Total equity/ total assets	6.74%	8.22%	8.77%	8.40%	7.60%
Book value per share	$8.74	$10.06	$10.58	$10.04	$9.32

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Three months ended September 30,

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$705,402	7.69%	$13,632	$597,214	10.35%	$15,585
Federal funds sold	104,909	1.94%	512	89,483	5.05%	1,138
Investment securities	5,419	5.07%	69	70,498	5.09%	904
Other	5,481	3.27%	45	-	0.00%	-
Total interest earning assets	821,211	6.91%	14,258	757,195	9.24%	17,627

Noninterest-earning assets:
Cash and due from banks	18,154			20,882
All other assets (3)	19,190			23,172
TOTAL	$858,555			$801,249

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$5,340	0.22%	$3	$5,761	0.69%	$10
Money market and savings	420,900	1.97%	2,083	417,255	3.79%	3,984
Time	99,290	3.58%	894	84,149	4.90%	1,039
Other	21,386	5.41%	291	17,527	5.93%	262
Total interest-bearing liabilities	546,916	2.38%	3,271	524,692	4.00%	5,295

Noninterest-bearing liabilities:
Demand deposits	237,831			207,753
Accrued expenses and
other liabilities	6,586			11,404
Shareholders' equity	67,222			57,400
TOTAL	$858,555			$801,249

Net interest income and margin		5.32%	$10,987		6.46%	$12,332

(1) Loan fee amortization of $1.2 million and $1.5 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2) Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3) Net of average allowance for credit losses of $15.8 million and $7.8 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Nine months ended September 30,
	2008			2007

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$684,690	8.41%	$43,107	$578,204	10.41%	$45,202
Federal funds sold	52,514	2.12%	835	62,803	5.12%	2,415
Investment securities	32,332	4.97%	1,204	60,809	5.09%	2,324
Other	3,294	3.28%	81	-	0.00%	-
Total interest earning assets	772,830	7.82%	45,227	701,816	9.48%	49,941

Noninterest-earning assets:
Cash and due from banks	19,062			27,210
All other assets (3)	22,791			21,145
TOTAL	$814,683			$750,171

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$5,271	0.25%	$10	$5,563	0.79%	$33
Money market and savings	390,347	2.28%	6,662	370,379	3.82%	10,609
Time	98,349	3.97%	2,923	91,247	4.83%	3,307
Other	22,184	5.35%	889	17,527	5.94%	782
Total interest-bearing liabilities	516,151	2.71%	10,484	484,716	4.05%	14,731

Noninterest-bearing liabilities:
Demand deposits	221,257			201,103
Accrued expenses and
other liabilities	9,258			10,209
Shareholders' equity	68,017			54,143
TOTAL	$814,683			$750,171

Net interest income and margin		6.01%	$34,743		6.68%	$35,210

(1) Loan fee amortization of $4.3 million and $4.3 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2) Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3) Net of average allowance for credit losses of $11.9 million and $7.5 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)
(Dollars in Thousands)

	09/30/08	06/30/08	03/31/08	12/31/07	09/30/07

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$14,608	$10,978	$8,608	$8,003	$7,590
Provision for credit losses, quarterly	19,000	6,200	2,370	600	475
Charge-offs, quarterly	(15,878)	(2,571)	-	-	(312)
Recoveries, quarterly	34	1	-	5	250
Balance, end of period	$17,764	$14,608	$10,978	$8,608	$8,003

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$19,316	$27,872	$15,578	$4,914	$-
Loans restructured and in compliance with
modified terms	-	-	-	-	-
Other loans with principal or interest contractually
past due 90 days or more	-	-	-	-	-
Nonperforming loans	19,316	27,872	15,578	4,914	-
Other real estate owned	862	979	348	425	425
Nonperforming assets	$20,178	$28,851	$15,926	$5,339	$425

ASSET QUALITY
Allowance for credit losses / gross loans	2.59%	2.07%	1.64%	1.32%	1.31%
Allowance for credit losses / nonperforming loans	91.97%	52.41%	70.47%	175.17%	0.00%
Nonperforming assets / total assets	2.36%	3.58%	2.03%	0.69%	0.05%
Nonperforming loans / gross loans	2.81%	3.94%	2.32%	0.75%	0.00%
Net quarterly charge-offs / gross loans	2.31%	0.36%	0.00%	0.00%	0.01%